As filed with the Securities and Exchange Commission on May 16, 1997.
                                                       Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                                 MicroAge, Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                                                86-0321346
(State or other jurisdiction                                   (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                             2400 South MicroAge Way
                              Tempe, Arizona 85282
                                 (602) 804-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------
                                 James A. Domaz
                                Corporate Counsel
                                 MicroAge, Inc.
                             2400 South MicroAge Way
                              Tempe, Arizona 85282
                                 (602) 804-2000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------
                                    Copy to:
                                Matthew P. Feeney
                              Snell & Wilmer L.L.P.
                               One Arizona Center
                           Phoenix, Arizona 85004-0001
                                 (602) 382-6239

                                ----------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| _________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| __________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                                -----------------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                                           Proposed
                                                            Proposed        maximum
                 Title of shares            Amount          maximum        aggregate      Amount of
                 to be registered            to be         price per       offering      registration
                                         Registered(1)      share(2)       price(2)          fee
------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                640,493         $14.375       $9,207,087        $2,791

======================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the last reported sale price of the Common Stock on May 12, 1997, as reported by Nasdaq National Market.

         The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                    SUBJECT TO COMPLETION, DATED MAY 16, 1997

                                   PROSPECTUS

                                 640,493 SHARES
                                 MicroAge, Inc.
                                  Common Stock

         This Prospectus relates to the offer and sale by Judy C. Flynn ("Selling Stockholder") of 640,493 shares of the Common Stock, $0.01 par value per share (the "Common Stock"), of MicroAge, Inc., a Delaware corporation (the "Company"). The Company will not receive any portion of the proceeds from the sale of the Common Stock offered hereby. The Company's Common Stock is traded on Nasdaq National Market under the symbol "MICA." On May 15, 1997, the closing sale price for the Common Stock, as reported by Nasdaq National Market, was $16.125 per share.

         The Selling Stockholder may from time to time effect sales of Common Stock in one or more transactions pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), in privately negotiated transactions, or in ordinary broker's transactions on Nasdaq National Market, at the price prevailing at the time of such sales, at prices relating to such prevailing market prices, or at negotiated prices. It is anticipated that any broker-dealers participating in such sales of securities will receive the usual and customary selling commissions. The net proceeds to the Selling Stockholder will be the proceeds received by her upon such sales, less brokerage commissions. All expenses of registration incurred in connection with this offering are being borne by the Company. The brokerage and other expenses of sale incurred by the Selling Stockholder will be borne by the Selling Stockholder. See "Plan of Distribution" and "Selling Stockholder."

                   -------------------------------------------

         See "Risk Factors" on page 3 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.
                   -------------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 May ____, 1997

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THE COMMON STOCK HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMMON STOCK MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE COMMON STOCK IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as the Company, that file electronically with the Commission. In addition, the Company's Common Stock is traded on Nasdaq National Market. Reports, proxy statements, and other information filed by the Company are also available for inspection at the offices of Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") that the Company has filed with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits thereto and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus: (i) the Annual Report of the Company on Form 10-K for the fiscal year ended November 3, 1996, and (ii) the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended February 2, 1997. All other documents and reports filed by the Company with the Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will cause to be furnished without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Investor Relations, MicroAge, Inc., 2400 South MicroAge Way, Tempe, Arizona 85282; telephone: (602) 366-2414.

                                  RISK FACTORS

         The purchase of the Common Stock offered hereby involves substantial risk. The following matters, including those mentioned elsewhere, should be considered carefully by a prospective investor in evaluating a purchase of the Common Stock.

Intense Competition

         The computer reseller industry is characterized by intense competition, based primarily on product availability, price, speed of delivery, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines, service and post-sale support, and quality of customer training. In addition, the Company faces competition in the recruitment and retention of franchised and non- franchised resellers. The Company and its reseller locations compete for sales with numerous other computer resellers, including (i) master resellers; (ii) direct resellers; (iii) wholesalers (resellers that do not sell to end-users); (iv) vendors that sell directly to large purchasers; and (v) parties that implement other sales methods, such as direct mail, computer "superstores," and mass merchandisers. There can be no assurance that the Company will not lose market share, or that it will not be forced in the future to reduce its prices in response to the actions of its competitors and thereby experience a reduction in its gross margins.

Narrow Margins

         The Company has experienced low operating and gross profit margins caused by intense price competition within its industry. The Company has partially offset the effect of the low margins by achieving increased revenue and reduced operating expenses as a percentage of revenue; however, there can be no assurance that the Company will maintain or increase revenue or further reduce expenses (as a percentage of revenue) in the future. Future operating and gross profit margins may be adversely affected by market pressures, the introduction of new Company initiatives, changes in revenue mix, the Company's utilization of early payment discount opportunities, vendor pricing actions, and other competitive and economic pressures.

Dependence on Vendor Incentives and Marketing Development Funds

         The Company receives funds from certain vendors which are earned through marketing programs, meeting established purchasing objectives, or meeting other objectives determined by the vendor. There can be no assurance that these programs will be continued by the vendors. A substantial reduction in the vendor funds available to the Company would have an adverse effect on the Company's results of operations.

Product Supply; Dependence on Key Vendors

         The computer reseller industry continues to experience product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply certain products. In addition, certain vendors have initiated new channels of distribution that increase competition for the available product supply. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill all of the Company's customer orders on a timely basis. Although the Company has not historically encountered such conditions, the failure to obtain adequate product supplies, if competitors were able to obtain them, could have a material adverse effect on the Company's results of operations.

         Three vendors of the Company each represented more than 10% of total product sales for the year ended November 3, 1996. They were COMPAQ Computer Corporation ("COMPAQ"), Hewlett-Packard Company ("Hewlett-Packard"), and International Business Machines Corporation ("IBM"). In 1996, sales of products from COMPAQ, Hewlett-Packard, and IBM represented 22%, 20%, and 14%, respectively, of the Company's total product sales. Sales of these three manufacturers' products represented approximately 56% of the Company's revenue from product sales during both fiscal 1996 and fiscal 1995.

         The Company's agreements with these vendors generally are renewed periodically and permit termination by the vendor without cause, generally upon 30 to 90 days' notice, depending on the vendor. In addition, the Company's business is dependent upon price and related terms and product availability provided by its key vendors. Although the Company considers its relationships with COMPAQ, Hewlett-Packard, and IBM to be good, there can be no assurance that these relationships will continue as presently in effect or that changes by one or more of these key vendors in their volume discount schedules or other marketing programs would not adversely affect the Company. Termination or nonrenewal of the Company's agreements with COMPAQ, Hewlett-Packard, or IBM would have a material adverse effect on the Company's business.

Open Sourcing

         In the past, certain of the Company's vendors required resellers to purchase their products and services exclusively from one source. Vendors have generally removed this requirement, resulting in "open sourcing" of their products. To date, open sourcing has significantly contributed to the rapid growth of the Company's sales to value-added resellers. However, competitive pricing pressures throughout the industry have intensified; these competitive pressures have been particularly evident in the Company's distribution business. During fiscal 1996, 61% of total sales were attributable to the Company's distribution business and 39% of total sales were attributable to its systems integration business. While the Company believes that it can effectively compete for sales of those products available under open sourcing, there can be no assurance that open sourcing will not adversely affect the Company's business.

Potential Fluctuations in Quarterly Results

         The Company's operating results may vary significantly from quarter to quarter depending on certain factors, including, but not limited to, demand for the Company's information technology products and services, product availability, competitive conditions, new product introductions, and general economic conditions. In particular, the Company's operating results are sensitive to changes in the mix of product and service revenues, product margins, inventory adjustments, and interest rates. Although the Company attempts to control its expense levels, these levels are based, in part, on anticipated revenues. Therefore, the Company may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, quarterly period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, although the Company's financial performance has not exhibited significant seasonality in the past, the Company and the computer industry in general tend to follow a sales pattern with peaks occurring near the end of the calendar year, due primarily to special vendor promotions and year-end business purchases.

Risk of Declines in Inventory Value

         The Company's business is subject to the risk that the value of its inventory will be adversely affected by price reductions by suppliers or by technological changes affecting the usefulness or desirability of the products comprising the inventory. It is the policy of most suppliers of the Company's products to protect distributors such as the Company, who purchase directly from such suppliers, from the loss in value of inventory due to technological change or the supplier's price reductions. Under the terms of many of the Company's distribution agreements, suppliers will credit the Company for inventory losses resulting from the supplier's price reductions if the Company complies with certain conditions. In addition, under many of the Company's agreements, the Company has the right to return for credit or exchange for other products a portion of the inventory items purchased, within a designated period of time. Since the Company can only return a portion of its inventory, the Company could be forced to liquidate nonreturnable aged inventory at prices below the Company's cost. A supplier who elects to terminate a distribution agreement may repurchase from the distributor the supplier's products carried in the distributor's inventory. The industry practices discussed above are sometimes not embodied in written agreements and do not protect the Company in all cases from declines in inventory value. No assurance can be given that such practices will continue, that unforeseen new product developments will not materially adversely affect the Company, or that the Company will be able to successfully manage its existing and future inventories. The Company establishes reserves for estimated losses due to obsolete inventory in the normal course of business. Historically, the Company has not experienced losses due to obsolete inventory materially in excess of established inventory reserves. However, significant declines in inventory value in excess of established inventory reserves could materially adversely affect the Company's business, financial condition, or results of operations.

No Assurance of Successful Acquisitions

         In order to establish or solidify its presence in strategic markets or in response to competitive pressures, the Company has made, and in the future may make, acquisitions of or investments in additional reseller locations. Any acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely effect the Company's profitability. Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, the integration of the acquired companies' management information systems with those of the Company, and the potential loss of key employees of the acquired companies, all of which could have a material adverse effect on the Company's business, financial condition, or results of operations.

Capital Intensive Nature of Business

         The Company's business requires significant levels of capital to finance accounts receivable and product inventory that is not financed by trade creditors. The Company has financed its growth and cash needs to date primarily through working capital financing facilities, bank credit lines, common stock offerings, and cash generated from operations. The primary uses of cash have been to fund increases in inventory and accounts receivable resulting from increased sales. If the Company is successful in achieving continued revenue growth, its working capital requirements will continue to increase.

         The Company maintains three primary financing agreements (the "Financing Agreements") with an aggregate borrowing capacity of $675 million. The Financing Agreements expire in August 1998, but any of the Financing Agreements may be terminated 90 days after either party gives the other party notice of termination. At May 4, 1997, the Company had approximately $367 million outstanding under the Financing Agreements. Of the $675 million of borrowing capacity represented by the Financing Agreements, $308 million was unused as of May 4, 1997. Utilization of the unused $308 million is dependent upon, among other things, the Company's collateral availability at the time the funds would be needed.

         The unavailability of a significant portion of, or the loss of, the Financing Agreements or trade credit from vendors would have a material adverse effect on the Company. There can be no assurance that the Company will be able to borrow adequate amounts on terms acceptable to the Company.

Dependence on Information Systems

         The Company depends on a variety of information systems for its operations, particularly its centralized information processing system which supports, among other things, inventory management, order processing, shipping, receiving, and accounting. Although the Company has not in the past experienced significant failures or down time of its centralized information processing system or any of its other information systems, any such failure or significant down time could prevent the Company from taking customer orders, printing product pick-lists, and/or shipping product and could prevent customers from accessing price and product availability information from the Company. In such event, the Company could be at a severe disadvantage in determining appropriate product pricing or the adequacy of inventory levels or in reacting to rapidly changing market conditions. A failure of the Company's information systems which impacts any of these functions could have a material adverse effect on the Company's business, financial condition, or results of operations. In addition, the inability of the Company to attract and retain the highly-skilled personnel required to implement, maintain, and operate its centralized information processing system and the Company's other information systems could have a material adverse effect on the Company's business, financial condition, or results of operations. In order to react to changing market conditions, the Company must continuously expand and improve its centralized information processing system and its other information systems. There can be no assurance that the Company's information systems will not fail, that the Company will be able to attract and retain qualified personnel necessary for the operation of such systems, or that the Company will be able to expand and improve its information systems.

Dependence on Independent Shipping Companies

         The Company relies almost entirely on arrangements with independent shipping companies for the delivery of its products. Products are shipped from suppliers to the Company through a variety of independent common carriers. Currently, United Parcel Service ("UPS") delivers the substantial majority of the Company's products to its reseller customers. The termination of the Company's arrangements with UPS or other independent shipping companies, or the failure or inability of one or more of these independent shipping companies to deliver products from suppliers to the Company, or products from the Company to its reseller customers or their end-user customers could have a material adverse effect on the Company's business, financial condition, or results of operations. For instance, an employee work stoppage or slow-down at one or more of these independent shipping companies could materially impair that shipping company's ability to perform the services required by the Company. There can be no assurance that the services of any of these independent shipping companies will continue to be available to the Company on terms as favorable as those currently available or that these companies will choose or be able to perform their required shipping services for the Company.

Rapid Technological Change

         The Company's industry is subject to rapid technological change, new and enhanced product specification requirements, and evolving industry standards. These changes may cause inventory and stock to decline substantially in value or to become obsolete. In addition, suppliers may give the Company limited or no access to new products being introduced. Although the Company believes that it has adequate price protection and other arrangements with its suppliers to avoid bearing the costs associated with these changes, no assurance can be made that future technological or other changes will not have a material adverse effect on the business, financial condition, or results of operations of the Company. See "-Risk of Declines in Inventory Value."

Possible Volatility of Stock Price

         The market price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by research analysts, conditions in the computer industry, or general market or economic conditions, among other factors. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations have had a substantial effect on the market prices of many technology companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could materially adversely affect the market price for the Common Stock.

Disclosure Regarding Forward-Looking Statements

         This Prospectus, including all documents incorporated herein by reference, contains forward- looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Commission or otherwise. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements may include, but not be limited to, projections of revenues, income, or loss, capital expenditures, acquisitions, plans for future operations, financing needs or plans, the impact of inflation and plans relating to products or services of the Company, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Prospectus, including those set forth above, describe factors, among others, that could contribute to or cause such differences.

                                 USE OF PROCEEDS

         All 640,493 shares of Common Stock offered hereby are being offered by the Selling Stockholder. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholder.

                               SELLING STOCKHOLDER

         On January 15, 1997, a subsidiary of the Company merged with and into Advanced Systems Consultants, Inc. ("ASC") pursuant to an Agreement and Plan of Reorganization, dated January 14, 1997 (the "Agreement"). Prior to the merger, ASC was one of the Company's reseller locations and purchased substantial amounts of the Company's products for resale to its customers. At the time of the merger, the Selling Stockholder owned all of the issued and outstanding shares of the capital stock of ASC. As a result of the merger, ASC became a wholly-owned subsidiary of the Company and the Selling Stockholder's shares of ASC common stock were automatically canceled and extinguished and were converted into 640,493 shares of the Company's Common Stock. Under the Agreement, the Company is required to register for public sale those shares of Common Stock issued to the Selling Stockholder. This Prospectus is a part of the Registration Statement filed by the Company in order to satisfy this requirement. In addition, in connection with the Agreement, the Company entered into a one-year Employment Agreement with the Selling Stockholder pursuant to which she is paid an annual base salary of $120,000.

         The following table provides certain information with respect to the Common Stock owned by the Selling Stockholder as of May 14, 1997.

                      Percentage of                               Percentage of
 No. of Shares         Common Stock                               Common Shares
  of Common           Owned Prior to       No. of Common         Owned After the
  Stock Owned          Offering(1)        Shares Offered           Offering(2)
  -----------          -----------        --------------           -----------

    640,493               4.1%                640,493                 0%

----------

(1) Includes all shares of Common Stock beneficially owned by the Selling Stockholder as a percentage of the 15,481,129 shares of Common Stock outstanding at May 14, 1997.

(2) Assumes that Selling Stockholder disposes of all the shares of Common Stock covered by this Prospectus and does not acquire any additional shares of Common Stock.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the sale of 640,493 shares of Common Stock by Selling Stockholder. The Selling Stockholder may from time to time effect sales of Common Stock in one or more transactions pursuant to Rule 144 under the Securities Act, in privately negotiated transactions, or in ordinary broker's transactions on Nasdaq National Market, at the price prevailing at the time of such sales, at prices relating to such prevailing market prices, or at negotiated prices. It is anticipated that any broker-dealers participating in such sales of securities will receive the usual and customary selling commissions.

         The Company will pay all of the expenses incident to the registration of the Common Stock offered hereby, other than commissions and selling expenses with respect to the Common Stock being sold by the Selling Stockholder.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended November 3, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

========================================    ====================================

No dealer,  salesperson, or other person
has been  authorized in connection  with
this offering to give any information or
to make any  representations  other than
those  contained in this Prospectus and,                MicroAge, Inc.
if given or made,  such  information  or
representations  must not be relied upon
as  having   been   authorized   by  the
Company.  Neither  the  delivery of this                    640,493
Prospectus  nor any sale made  hereunder
shall, under any  circumstances,  create                    Shares
any  implication  that there has been no                      of
change  in the  affairs  of the  Company                 Common Stock
since  the  date   hereof  or  that  the
information  contained herein is correct
as of any  date  subsequent  to the date
hereof.   This   Prospectus   does   not
constitute   an   offer  to  sell  or  a
solicitation  of an  offer to buy any of
the securities  offered hereby by anyone
in  any  jurisdiction  in  which  it  is
unlawful   to   make   such   offer   or
solicitation.



            TABLE OF CONTENTS
                                    Page
                                    ----

Available Information..................2
Information Incorporated by
Reference..............................2                  PROSPECTUS
Risk Factors...........................3
Use of Proceeds........................8
Selling Stockholder....................8
Plan of Distribution...................8
Legal Matters..........................9
Experts................................9
                                                         May ___, 1997
========================================    ====================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following sets forth the expenses to be borne by the registrant in connection with the offering being registered hereby.

Securities and Exchange Commission Registration Fee.................  $    2,791
Printing and Engraving Expenses.....................................  $    2,000
Legal Fees and Expenses.............................................  $   12,000
Accounting Fees and Expenses........................................  $    8,000
Blue Sky Fees and Expenses..........................................  $    1,000
Other Expenses......................................................  $    1,209
                                                                      ----------
         Total Expenses.............................................  $   27,000
                                                                      ==========

Item 15. Indemnification of Directors and Officers

         Reference is made to Section 145 of the Delaware General Corporation Law (the "Delaware GCL"), as amended from time to time ("Section 145"), which provides for indemnification of directors and officers of a corporation in certain circumstances. Under Article IX of the registrant's Restated Certificate of Incorporation, as amended, the registrant shall, to the full extent permitted by Section 145, indemnify all persons whom it may indemnify pursuant thereto. Additionally, Article IX provides, among other matters, that the right to indemnification is a contract right, that the registrant is expressly authorized to procure insurance, that advancement of expenses by the registrant is mandatory (except as limited by law) and for certain procedural mechanisms for the benefit of indemnified parties.

         Article VII of the By-Laws of the registrant provides for indemnification of directors and officers of the registrant. The provisions of
Article VII, among other matters, require the registrant to indemnify certain persons to the fullest extent authorized by the Delaware GCL, as the same may now exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than such law permitted the registrant to provide prior to such amendment). Article VII provides that the right to indemnification is a contract right and makes advances of expenses incurred in defending a proceeding mandatory, provided that if required by the Delaware GCL, the person seeking such advances furnishes an undertaking to the registrant to repay all amounts so advanced if it shall be determined by a final adjudication that the person who received such expenses is not entitled to be indemnified. Article VII also expressly provides that any person claiming indemnification may sue the registrant for payment of amounts due, that the registrant in such case will have the burden of proving that the claimant has not met the standards of conduct which make it permissible to indemnify the person for the amount claimed under the Delaware GCL (except in the case of a claim for advancement of expenses, where the required undertaking, if any, has been tendered, in which case it shall not be a defense that the person has not met the applicable standards of conduct) and that neither the failure by the registrant to have made a determination that indemnification is proper, nor an actual determination by the registrant that the claimant has not met the applicable standard of conduct, is a defense to the action or creates a presumption that the claimant has not met the applicable standards of conduct.

         The registrant has entered into indemnity agreements with certain of its directors and its officers supplementing the indemnification available under the Delaware GCL and the registrant's Restated Certificate of Incorporation and By-Laws (as described above). The indemnification agreements provide that the registrant will pay any amount which the indemnified party is legally obligated to pay because of claims made against the indemnified party based on any act, omission, neglect or breach of duty (whether occurring prior to or after the date of the indemnity agreements), while acting in his capacity as a director or officer. The payments to be made under the indemnity agreements include the amounts of all claims, damages, judgments, settlements and costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds. However, if it is determined that such director or officer was not entitled to be indemnified in full or in part, such officer or director must repay such amount to the registrant. The indemnity agreements also cover claims made after the end of an indemnified party's service as an officer or director, but which relate to acts, omissions, or breaches of duty which occurred while serving as an officer or director.

         The registrant currently maintains directors' and officers' liability insurance to supplement the protection provided in the registrant's Restated Certificate of Incorporation, as amended, its By-Laws, and indemnification agreements with its directors and officers, and to fund certain payments that the registrant may be required to make under any such provisions. Such insurance is renewable annually and is subject to standard terms and conditions, including exclusions from coverage.

Item 16.  Exhibits

Exhibit
Number                     Description
------                     -----------

4.1               Restated Certificate of Incorporation of the Company(1)

4.2 By-Laws of the Company, amended and restated as of April 3, 1997(2)

4.3               Specimen Common Stock Certificate (3)

4.4 Amended and Restated Rights Agreement dated as of September 28, 1994 between MicroAge, Inc. and First Interstate Bank of California(4)

4.4.1 First Amendment dated as of November 5, 1996 between MicroAge, Inc. and American Stock Transfer and Trust Company to Amended and Restated Rights Agreement dated as of September 28, 1994, between MicroAge, Inc. and First Interstate Bank of California(5)

5                 Opinion of Snell & Wilmer L.L.P.

23.1              Consent of Price Waterhouse LLP

23.2              Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)

24                Power of Attorney (included in signature page)

-----------------------

(1) Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1994.

(2) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement No. 333-26247.

(3) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement No. 33-45510.

(4) Incorporated by reference to Exhibit 1.1 of the Company's Form 8-A, filed January 13, 1994.

(5) Incorporated by reference to Exhibit 4.2.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 1996.

Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed int he registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (l)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d)a of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tempe, State of Arizona, on May 16, 1997.

                                       MICROAGE, INC.,
                                       a Delaware corporation

                                       By: /s/ Jeffrey D. McKeever
                                          ------------------------------------
                                            Jeffrey D. McKeever
                                            Chairman of the Board and
                                            Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Jeffrey D. McKeever and James R. Daniel, and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments to this Registration Statement.

     Signature                                           Title                                       Date
     ---------                                           -----                                       ----

/s/ Jeffrey D. McKeever                 Director, Chairman of the Board and Chief                 May 16, 1997
-----------------------------------     Executive Officer (Principal Executive Officer)
Jeffrey D. McKeever

/s/ William H. Mallender                Director                                                  May 16, 1997
-----------------------------------
William H. Mallender

/s/ Steven G. Mihaylo                   Director                                                  May 16, 1997
-----------------------------------
Steven G. Mihaylo

                                        Director                                                  May 16, 1997
-----------------------------------
Fred Israel

/s/ Linda M. Applegate                  Director                                                  May 16, 1997
-----------------------------------
Linda M. Applegate

/s/ Roy A. Herberger, Jr.               Director                                                  May 16, 1997
-----------------------------------
Roy A. Herberger, Jr.

/s/ James R. Daniel                     Senior Vice President, Chief Financial Officer            May 16, 1997
-----------------------------------     and Treasurer (Principal Financial Officer)
James R. Daniel

/s/ Raymond L. Storck                   Vice President - Controller and Assistant                 May 16, 1997
-----------------------------------     Treasurer (Principal Accounting Officer)
Raymond L. Storck

                                  EXHIBIT INDEX


Exhibit
Number                     Description
------                     -----------

4.1               Restated Certificate of Incorporation of the Company(1)

4.2 By-Laws of the Company, amended and restated as of April 3, 1997(2)

4.3               Specimen Common Stock Certificate (3)

4.4 Amended and Restated Rights Agreement dated as of September 28, 1994 between MicroAge, Inc. and First Interstate Bank of California(4)

4.4.1 First Amendment dated as of November 5, 1996 between MicroAge, Inc. and American Stock Transfer and Trust Company to Amended and Restated Rights Agreement dated as of September 28, 1994, between MicroAge, Inc. and First Interstate Bank of California(5)

5                 Opinion of Snell & Wilmer L.L.P.

23.1              Consent of Price Waterhouse LLP

23.2              Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)

24                Power of Attorney (included in signature page)

-----------------------

(1) Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1994.

(2) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement No. 333-26247.

(3) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement No. 33- 45510.

(4) Incorporated by reference to Exhibit 1.1 of the Company's Form 8-A, filed January 13, 1994.

(5) Incorporated by reference to Exhibit 4.2.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 1996.
                                      II-8